CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference into (A) the Registration Statements on Forms S-8 (Commission File Nos. 33-80967, 33-93884, 33-93882, 33-86362, 333-29753 and 333-29773) of Storage USA, Inc.; (B) the Registration Statements on Forms S-3 (Commission File Nos. 333-10903, 333-4556, 33-80965, 33-98142, 33-93886, 33-91302, 333-25821, 333-21991 and 333-31145) of Storage
USA, Inc.; and (C) the Registration Statements on Forms S-3 (Commission File Nos. 333-3344 and 333-21991) of SUSA Partnership, L. P. of our report dated October 1, 1997, on our audit of the Historical Summaries of Combined Gross Revenue and Direct Operating Expenses for certain self-storage facilities for the year ended December 31, 1996, which report is included in this Form 8-K/A.



                                         COOPERS & LYBRAND L.L.P.



Baltimore, Maryland
October 6, 1997